Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
MARATHON PETROLEUM CORPORATION

Marathon Petroleum Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

FIRST: Article Seven of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“ARTICLE SEVEN
BYLAWS

The Board shall have the power to adopt, amend, repeal or restate the Bylaws of the Corporation. Any adoption, amendment, repeal or restatement of the Bylaws of the Corporation by the Board shall require the approval of a majority of the Directors then in office. The stockholders shall also have the power to adopt, amend, repeal or restate the Bylaws of the Corporation at any meeting of stockholders before which such matter has been properly brought in accordance with the Bylaws of the Corporation; provided, however, that, except for any amendment, repeal or restatement approved by the majority of the Directors then in office, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by Applicable Laws or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to adopt, amend, repeal or restate any provision of the Bylaws of the Corporation.”

SECOND: That said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this 1st day of May, 2018.

MARATHON PETROLEUM CORPORATION

By:	/s/ Molly R. Benson
Name:	Molly R. Benson
Title:	Vice President, Corporate Secretary and Chief Compliance Officer